Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. TO ACQUIRE HOLZINDUSTRIE TORGAU (“HIT”)

SIGNIFICANTLY EXPANDING ITS SOLID WOOD OPERATIONS

HIT owns and operates an integrated timber processing facility with wood pallet, lumber, biofuel and energy production.

•	Consideration of €270 million (approx. $275.4 million), inclusive of forecasted net working capital of approximately €43 million (approx. $43.9 million).

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HIT is the world’s largest producer of EPAL wood pallets used for shipping and, in 2021, sold 295 MMfbm of wood pallets and 22 MMfbm of traditional lumber products. Sawmill residuals are used to produce biofuels in the form of wood pellets and briquettes. Hit has a total green lumber sawmill capacity of approximately 410 MMfbm and electricity generation capacity of 15MW.

•	For fiscal year 2021[1], HIT had:

•	net revenues of €227 million, including approximately €169 million from pallets, €17 million from other lumber / wood / milled products, €27 million from biofuels and €12 million from electricity; and

•	net Income of €31 million and Adjusted EBITDA of €68 million.

•	For the first quarter of 2022, HIT had revenues of €72 million, net income of €12 million, and Adjusted EBITDA of €22 million[1].

•	Post-acquisition, Mercer will be the largest German pallet producer and have a combined annual lumber capacity of approximately 960 MMfbm with incremental electricity generation capacity.

•	The transaction is immediately accretive, advancing our long-term strategy of growing our timber processing and wood production business and creating meaningful synergies.

[1]	Based on materials prepared by HIT pursuant to German GAAP and reported in Euros.

NEW YORK, NY, July 22, 2022 - Mercer International Inc. (Nasdaq: MERC) (“Mercer”, the “Company”, “we”, “our”) today announced that it has entered into an agreement to acquire all of the outstanding shares of the parent company of HIT for consideration of €270 million, inclusive of forecasted net working capital of approximately €43 million (the “Transaction”).

HIT owns, among other things, 100% of a timber processing and value-add pallet production facility in Torgau, Germany (the “HIT Facility”) and a wood processing facility in Dahlen, Germany that produces garden products.

The Transaction is subject to customary closing conditions, including receipt of requisite regulatory anti-trust approvals. The Transaction is expected to close in the third or early fourth quarter of 2022.

Sangra Moller LLP acted as legal advisor for Mercer.

Facility Highlights

The HIT Facility:

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is a modern, high performance, fully integrated wood processing facility and its production capabilities include wood pallets, lumber, biofuels (briquettes and pellets), garden products and bio-electricity;

•	is the world’s largest producer of EPAL pallets and Europe’s largest single site pallet producer with an annual capacity of up to 17 million pallets;

•	has the ability to process up to 410 MMfbm of lumber today, with various potential high return investment opportunities to expand capacity;

•	includes five biomass-fueled power plants, with the ability to generate up to 15 MW of electricity;

•	generates zero waste through utilizing 100% of raw materials consumed; and

•	has an experienced workforce of approximately 700 full time employees.

Pallets

The European flat wooden pallet market traditionally focuses on block pallets. The largest share of the European wood pallet market are standard format block pallets, most of which are part of exchange and pooling systems. Within the German market, 80% of wood pallets are exchanged in open pooling systems, while 20% are exchanged in closed pooling systems.

The EPAL wood pallet open pool is a licensing system setting norms for pallets and standards for handling of the EPAL certified pallets. HIT is the largest EPAL open pool participant in the German and European region.

Operating Synergies

We believe the acquisition of HIT and the integration of its facilities with our existing operations can generate operating synergies of approximately $16 million per year, realizable within six to twelve months of ownership, primarily through procurement opportunities, optimization of logistics / fiber and other cost benefits. Further, we believe there is an opportunity to optimize the HIT Facility to align it with our existing Friesau sawmill and improve their combined ability to produce lumber for the U.S. and European lumber markets.

CEO Comments

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: “This acquisition significantly increases our solid wood operations in Germany. It will allow us to capitalize on synergies with our German operations, including complementing our Friesau sawmill. Additionally, the acquisition will allow us to diversify our product mix with the introduction of pallets and biofuels.”

Mr. Bueno continued: “This is a highly strategic transaction for us that leverages our core competencies and is in line with our long-term growth strategies. The Transaction creates a platform for immediate cash flow generation and earnings accretion. It is an important step in our long-term value-add strategy of growth in timber processing.”

Mr. Bueno concluded: “The HIT Facility has solid operating platforms in place, which can be further enhanced through improved efficiencies and capital improvements. We are delighted to welcome the employees of HIT to the Mercer team and, consistent with all our operations, we look forward to integrating the HIT operations within our core values of health and safety, sustainability, integrity, innovation, performance excellence as well as diversity, equity and inclusion.”

Purchase Price

The aggregate purchase price is €270 million (approx. $275.4 million), inclusive of forecasted net working capital of approximately €43 million (approx. $43.9 million). The Transaction is structured on a “cash free and debt free” basis.

We intend to satisfy payment of the purchase price using our existing cash on hand and/or our revolving credit facilities. In connection with the Transaction, we have a mandate with our current German bank agent for our existing €200 million Pan-German revolving credit facility to replace it with a new five-year facility with increased total availability of €300 million.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with a consolidated annual production capacity of 2.3 million tonnes of pulp, 550 million board feet of lumber, and 140 thousand cubic meters of cross-laminated timber. To obtain further information on the Company, please visit its website at www.mercerint.com.

Non-GAAP Financial Measures

This press release contains references to Adjusted EBITDA, which is a non-GAAP metric. Adjusted EBITDA is defined as net income, plus taxes, interest, depreciation, amortization and non-recurring items. We believe certain investors and financial analysts use these measures to evaluate financial performance. Adjusted EBITDA is also included to help facilitate comparisons of the historic operating performance of the assets to be acquired with other companies in our industry. They are not measures of financial performance under GAAP and should not be considered as an alternative to operating income or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect operating income. The following table sets forth a reconciliation of HIT’s net income to Adjusted EBITDA for 2021 and for the first quarter of 2022 (in millions):

	2021(1)(2)	Three Months ended March 31, 2022(1)(3)
Net Income	$37	$14
Add: Taxes	$12	$6
Add: Interest	$4	$1
Add: Depreciation and amortization	$23	$4
Add: Non-Recurring Items(4)	$5	$—
Adjusted EBITDA	$81	$25

(1)	Reported pursuant to German GAAP based on materials as prepared by HIT.
(2)	Euros converted to U.S. dollars at a rate of 1.1830, being the annual average rate on December 31, 2021.
(3)	Euros converted to U.S. dollars at a rate of 1.1216, being the year-to-date average rate on March 31, 2022.
(4)	Primarily relates to a litigation settlement and certain other non-recurring amounts related to prior refinancing activities.

The preceding includes forward-looking statements, including statements regarding the expected completion of the acquisition of HIT, expectations regarding the impact of the acquisition on our earnings, our ability to integrate HIT and its operations with our existing business and realize upon potential synergies and capital upgrade opportunities. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results and outcomes may differ materially from what is expressed or forecasted in these forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Among those factors which could cause actual results to differ materially are the following: uncertainties as to the timing of completion of the Transaction, our ability to obtain required consents and approvals in connection with the Transaction, we may not realize all or any of the expected synergies, HIT may not be integrated successfully with our business or such integration may be more difficult, time-consuming or costly than expected, capital upgrades may not receive expected results, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 Juan Carlos Bueno Chief Executive Officer (604) 684-1099